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                                                                      EXHIBIT 11

                        BINDVIEW DEVELOPMENT CORPORATION
            STATEMENT REGARDING COMPUTATION OF LOSS PER COMMON SHARE
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                  QUARTER
                                                             ENDED MARCH 31,
                                                     -----------------------------
                                                        2000               1999
                                                     ----------         ----------

Net loss                                             $   (6,675)        $   (2,611)
                                                     ==========         ==========

Shares used in basis calculation
        Total basic shares                               50,519             45,805

Additional shares for diluted computation:
  Effect of stock options                                 6,281              5,686
  Effect of warrants                                         75                238
  Effect of convertible preferred stock and
    debentures                                            1,409                666
  Exclusion of share equivalents that are
    anti-dilutive because a loss was incurred            (7,765)            (6,590)
                                                     ----------         ----------
        Total diluted shares                             50,519             45,805
                                                     ==========         ==========
Loss per common share
  Basic                                              $    (0.13)        $    (0.06)
  Diluted                                            $    (0.13)        $    (0.06)